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                                                                Exhibit 23.1


                  Consent of Ernst & Young LLP, Independent Auditor



We consent to the use of our report dated October 20, 1995, except for the fourth paragraph of Note 5, as to which the date is October 31, 1995, included in the Annual Report on Form 10-K of Brooktree Corporation for the year ended September 30, 1995, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A Amendment No.1.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 and Form S-3 No. 33-42744) pertaining to the 1985 Stock Option Plan and the 1988 Stock Option Plan, (Form S-8 No. 33-82686) pertaining to the 1991 Non-Employee Director Stock Option Plan, (Form S-8 Nos. 33-78306 and 33-32528) pertaining to the 1992 Employee Stock Purchase Plan and (Form S-8 Nos. 33-90332 and 33-32528) pertaining to the 1992 Stock Plan and in the related Prospectuses of our report dated October 20, 1995, except for the fourth paragraph of Note 5 as to which the date is October 31, 1995, with respect to the consolidated financial statements, as amended, of Brooktree Corporation, included in this Form 10-K/A Amendment No.1 for the year ended September 30,1995.


                                                 /s/ Ernst & Young LLP

San Diego, California
August 15,1996